November 30, 1999


To the Parties Listed on
the Attached Annex A:

                  Re: RBMG Funding Co. Mortgage Loan Trust 1999-2 Asset Backed Notes, Series 1999-2
                           ---------------------------------

Ladies and Gentlemen:

                  We have acted as special tax counsel in connection with the issuance and delivery of certain notes denominated as RBMG Funding Co. Mortgage Loan Trust 1999-2 Asset Backed Notes, Series 1999-2 Notes, Class A-1 and Class A-2 (the "Notes") pursuant to the terms of the Indenture (the "Indenture"), dated as of November 1, 1999, between the RBMG Funding Co. Mortgage Loan Trust 1999-2 (the "Issuer") and Bankers Trust Company, as indenture trustee (the "Indenture Trustee"). Capitalized terms used herein but not defined herein shall have the meanings ascribed to them in the Indenture.

                  As special tax counsel, we have examined such documents as we have deemed appropriate for the purposes of rendering the opinions set forth below, including the following: (a) an executed copy of the Indenture and the exhibits attached thereto and (b) certain representations and warranties made to us by Meritage Mortgage Corporation and certain information provided by the Underwriter.

                  In our examination we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such latter documents.

                  We have examined the question of whether the Notes will be treated as indebtedness for federal income tax purposes. Our analysis is based on the provisions of the Internal Revenue Code of 1986, as amended, and the Treasury Regulations promulgated thereunder as in effect on the date hereof and on existing judicial and administrative interpretations thereof. These authorities are subject to change and to differing interpretations, which could apply retroactively. The opinion of special tax counsel is not binding on the courts or the Internal Revenue Service (the "IRS").

                  In general, whether a transaction constitutes the issuance of indebtedness for federal income tax purposes is a question of fact, the resolution of which is based primarily upon the economic substance of the instruments and the transaction pursuant to which they are issued rather than the form of the transaction or the manner in which the instruments are labeled. The IRS and the courts have set forth various factors to be taken into account in determining whether or not a transaction constitutes the issuance of indebtedness for federal income tax purposes, which we have reviewed as they apply to this transaction.

                  Based on the foregoing, and such legal and factual investigations as we have deemed appropriate, while no transaction closely comparable to that contemplated in the Operative Documents has been the subject of any Treasury regulation, revenue ruling or judicial decision, and therefore the matter is subject to interpretation, we are of the opinion that for federal income tax purposes:

                  (1) The Notes will properly be treated as indebtedness for federal income tax purposes;

                  (2) The Trust will not constitute an association (or a publicly traded partnership) taxable as a corporation or a taxable mortgage pool.

                  We express no opinion on any matter not discussed in this letter. This opinion is rendered as of the Closing Date, for the sole benefit of the addressees hereof and it may not be relied on by any other party or quoted without our express consent in writing.



                                                              Very truly yours,
                                                        /s/ Dewey Ballantine LLP
                                                        ------------------------

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

                                     ANNEX A


First Union Securities, Inc.                       Standard & Poor's Ratings Services
301 South College Street, TW-06                    55 Water Street
Charlotte, North Carolina  28288-0610              New York, New York  10041

Moody's Investors Service, Inc.                    RBMG Funding Co.
99 Church Street                                   2820 West Charleston Boulevard, Suite 17
New York, New York  10007                          Las Vegas, Nevada  89102

RBMG Asset Management Company, Inc.                Bankers Trust Company
2820 West Charleston Boulevard, Suite 17           1761 East St. Andrew Place
Las Vegas, Nevada  89102                           Santa Ana, CA 92705-4934

Ambac Assurance Corporation
One State Street Plaza, 17th Floor
New York, NY  10004

Meritage Mortgage Corporation
5665 Southwest Meadows Road
Suite 500
Lake Oswego, Oregon  97035





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